Exhibit 10.5

EXPORT-IMPORT BANK LOAN AND SECURITY AGREEMENT

THIS EXPORT-IMPORT BANK LOAN AND SECURITY AGREEMENT (this “EXIM Agreement”) dated as of the Effective Date among (i) SILICON VALLEY BANK, a California corporation with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”), and (ii) MICROFLUIDICS INTERNATIONAL CORPORATION, a Delaware corporation and MICROFLUIDICS CORPORATION, a Delaware corporation, each with offices located at 30 Ossipee Road, Newton, Massachusetts 02464 (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.  The parties agree as follows:

1              ACCOUNTING AND OTHER TERMS

(a)           Borrower and Bank are parties to that certain Loan and Security Agreement dated as of June 30, 2008 as may be amended from time to time (as may be amended, the “Domestic Agreement”), together with related documents executed in conjunction therewith, as may be amended from time to time (as amended, the “Domestic Loan Documents”).

(b)           Borrower and Bank desire in this EXIM Agreement to set forth their agreement with respect to a working capital facility to be guaranteed by the EXIM Bank.

(c)           Accounting terms not defined in this EXIM Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  Capitalized terms not otherwise defined in this EXIM Agreement shall have the meanings set forth in Section 13.  All other terms contained in this EXIM Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2              LOAN AND TERMS OF PAYMENT

2.1          Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this EXIM Agreement.

2.1.1       Revolving Advances.

(a)           Availability.  Subject to the terms and conditions of this EXIM Agreement and to deduction of Reserves, Bank will make EXIM Advances to Borrower up to the Availability Amount.  Amounts borrowed under the Revolving Line may be repaid, and prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)           Termination; Repayment.  The Revolving Line terminates on the earlier of (i) the Revolving Line Maturity Date or (ii) the termination of the Domestic Revolving Line, when the principal amount of all EXIM Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2       Letters of Credit Sublimit.

(a)           As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account.  Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line.  The aggregate face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Five Hundred Thousand Dollars ($500,000) inclusive of the Credit Extensions made pursuant to Sections 2.1.3 and 2.1.4.  If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall either provide replacement letters of credit acceptable to Bank or provide to Bank cash collateral in an amount equal to one hundred percent (100%) of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard

Application and Letter of Credit Agreement (the “Letter of Credit Application”).  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.  Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(b)           The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this EXIM Agreement, such Letters of Credit, and the Letter of Credit Application.

(c)           Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency.  If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

(d)           To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit.  The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate.  The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.  Any amounts needed to fully reimburse Bank will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.2           Overadvances.  If at any time or for any reason the sum of (a) the total of all outstanding Advances plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserves) and all other monetary Obligations exceeds the Availability Amount (such sum being an “Overadvance”), Borrower shall immediately pay the amount of the excess to Bank, without notice or demand.  Without limiting Borrower’s obligation to repay to Bank the amount of any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3           Payment of Interest on the Credit Extensions.

(a)           Interest Rate; Advances.  Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the Prime Rate plus one percent (1.00%).

(b)           Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is four percentage points above the rate that is otherwise applicable thereto (the “Default Rate”).  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)           Adjustment to Interest Rate.  Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)           360-Day Year.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e)           Debit of Accounts.  Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due.  These debits shall not constitute a set-off.

(f)            Payment; Interest Computation; Float Charge.  Interest is payable monthly on the last Business Day of each month through the last day of such month.  In computing interest on the Obligations, all payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day.  In addition, so long as any principal or interest with respect to any Credit Extension remains outstanding, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to three (3) Business Days interest, at the interest rate applicable to the Credit Extensions, on all payments received by Bank.  The float charge for each month shall be payable on the last Business Day of each month.  Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.

2.4           Fees.  Borrower shall pay to Bank:

(a)           Letter of Credit Fee.  Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance, each anniversary of the issuance, and the renewal of such Letter of Credit by Bank; and

(b)           Bank Expenses.  All Bank Expenses (including reasonable and documented attorneys’ fees and expenses for documentation and negotiation of this EXIM Agreement) incurred through and after the Effective Date, when due.

2.5           Use of Proceeds.  Borrower will use the proceeds of the EXIM Advances only for the purposes specified in the EXIM Borrower Agreement.  Borrower will not use the proceeds of the EXIM Advances for any purpose prohibited by the EXIM Borrower Agreement.

2.6           EXIM Guaranty.  To facilitate the financing of Eligible EXIM Accounts, the EXIM Bank has agreed to guarantee the EXIM Loans made under this EXIM Agreement, pursuant to a Master Guarantee Agreement, Loan Authorization Agreement and (to the extent applicable) Delegated Authority Letter Agreement (collectively, the “EXIM Guaranty”).  If, at any time after the EXIM Guaranty has been entered into by Bank, for any reason other than due to any action or inaction of Borrower under the EXIM Guaranty, (a) the EXIM Guaranty shall cease to be in full force and effect, or (b) if the EXIM Bank declares the EXIM Guaranty void or revokes any obligations thereunder or denies liability thereunder, Borrower shall immediately repay all outstanding EXIM Advances hereunder, and Borrower shall cash collateralize all issued and undrawn letters of credit issued by Bank, if any.  If, at any time after the EXIM Guaranty has been entered into by Bank, for any reason other than as described in the foregoing sentence, (x) the EXIM Guaranty shall cease to be in full force and effect, or (y) the EXIM Bank declares the EXIM Guaranty void or revokes any obligations thereunder or denies liability thereunder, any such event shall constitute an Event of Default under this EXIM Agreement.  Nothing in any confidentiality agreement, in this EXIM Agreement or in any other agreement, shall restrict Bank’s right to make disclosures and provide information to the EXIM Bank in connection with the EXIM Guaranty.

2.7           EXIM Borrower Agreement.  Borrower shall execute and deliver a Borrower Agreement, in the form specified by the EXIM Bank (attached hereto as Annex A), in favor of Bank and the EXIM Bank, together with an amendment thereto approved by the EXIM Bank to conform certain terms of such Borrower Agreement to the terms of this EXIM Agreement (as amended, the “EXIM Borrower Agreement”).  When the EXIM Borrower Agreement is entered into by Borrower and the EXIM Bank and delivered to Bank, this EXIM Agreement shall be subject to all of the terms and conditions of the EXIM Borrower Agreement, all of which are hereby incorporated herein by this reference.  From and after the time Borrower and the EXIM Bank have entered into the EXIM Borrower Agreement and delivered the same to Bank, Borrower expressly agrees to perform all of the obligations and comply with all of the affirmative and negative covenants and all other terms and conditions set forth in the EXIM Borrower Agreement as though the same were expressly set forth herein.  In the event of any conflict between the terms of the EXIM Borrower Agreement (if then in effect) and the other terms of this EXIM Agreement, whichever terms are more restrictive shall apply.  Borrower acknowledges and agrees that it has received a copy of the Loan Authorization Agreement which is referred to in the EXIM Borrower Agreement.  If the EXIM Borrower Agreement is entered into by Borrower and the EXIM Bank and delivered to Bank, Borrower agrees to be bound by the terms of the Loan Authorization Agreement, including, without limitation, by any additions or revisions made prior to its execution on behalf of EXIM Bank.  Upon the execution of the Loan Authorization Agreement by EXIM Bank and Bank, it shall become an attachment to the EXIM Borrower Agreement.  Borrower shall reimburse Bank for all fees and all out of pocket costs and expenses incurred by Bank with respect to the EXIM Guaranty and the EXIM Borrower Agreement, including without limitation all facility fees and usage fees, and Bank is authorized to debit any of Borrower’s deposit accounts with Bank for such fees, costs and expenses when paid by Bank.

3              CONDITIONS OF LOANS

3.1           Conditions Precedent to Initial EXIM Advance.  Bank’s obligation to make the initial EXIM Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)         Borrower shall have delivered duly executed original signatures to the Loan Documents to which it is a party;

(b)           Borrower shall have delivered the Economic Impact Certification;

(c)           Borrower shall have delivered duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(d)           Borrower shall have delivered a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signatures thereto;

(e)           Borrower shall have paid the fees and Bank Expenses then due as specified in Section 2.4 hereof.

(f)            Bank shall have completed an initial field exam, the results of which are satisfactory to Bank, in its sole discretion;

(g)           EXIM Bank shall have approved the EXIM Loan; and

(h)           Borrower shall have delivered all such other documents as Bank reasonably deems necessary or appropriate.

3.2           Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)           timely receipt of any export purchase order and an EXIM Borrowing Base Certificate relating to the request; and

(b)           except as otherwise provided in Section 3.4, timely receipt of an executed Transaction Report;

(c)           the representations and warranties in Section 5 shall be true in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(d)           in Bank’s good faith business judgment, since the date of this EXIM Agreement, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or there has not been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank, subject to the notice and cure periods herein set forth; and

(e)           the EXIM Guaranty shall be in full force and effect.

3.3          Covenant to Deliver.

Borrower agrees to deliver to Bank each item required to be delivered to Bank under this EXIM Agreement as a condition to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in Bank’s sole discretion.

3.4          Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of an EXIM Advance set forth in this EXIM Agreement, to obtain an EXIM Advance (other than Advances under Sections 2.1.2), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the EXIM Advance.  Together with such notification, Borrower must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee.  Bank shall credit EXIM Advances to the Designated Deposit Account.  Bank may make EXIM Advances under this EXIM Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the EXIM Advances are necessary to meet Obligations which have become due.  Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.

4             CREATION OF SECURITY INTEREST

4.1          Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this EXIM Agreement).  If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this EXIM Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this EXIM Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

Notwithstanding the foregoing, it is expressly acknowledged and agreed that the security interest created in this EXIM Agreement in all of the Collateral (with the exception of Export-Related Accounts Receivable, Export-Related Inventory and Export-Related General Intangibles) is subject to and subordinate to the security interest granted to Bank in the Domestic Agreement and the security interest created in the Domestic Agreement with respect to such Export-Related Accounts Receivable, Export-Related Inventory and Export-Related General Intangibles is subject to and subordinate to the security interest granted to Bank in this EXIM Agreement with respect to such Export-Related Accounts Receivable, Export-Related Inventory and any Export-Related General Intangibles.

4.2          Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5              REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1          Domestic Loan Documents.  The representations and warranties contained in the Domestic Loan Documents, which are incorporated into this EXIM Agreement by reference, are true and correct, and shall survive the termination of Domestic Agreement.

5.2           EXIM Borrower Agreement.  The representations and warranties contained in the EXIM Borrower Agreement, which are incorporated by reference into this EXIM Agreement, are true and correct in all material respects.

5.3           Accounts Receivable.

(a)           For each Account with respect to which EXIM Advances are requested, on the date each EXIM Advance is requested and made, such Account shall meet the Minimum EXIM Eligibility Requirements set forth in Section 13 below.

(b)           All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be.  All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are an Eligible EXIM Account in any EXIM Borrowing Base Certificate.  To Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

6               AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1           Domestic Loan Documents.  Borrower shall comply with the terms and provisions of the Domestic Loan Documents, which terms and provisions are incorporated into this EXIM Agreement and shall survive the termination of Domestic Agreement, which shall include, without limitation, compliance with the financial reporting requirements set forth in the Domestic Agreement and the financial covenants set forth in the Domestic Agreement.

6.2           EXIM Borrower Agreement.  Borrower shall comply with all of the terms of the EXIM Borrower Agreement, including without limitation, the delivery of an EXIM Borrowing Base Certificate within fifteen (15) days after the end of each month any and all notices required pursuant to the EXIM Borrower Agreement.  In the event of any conflict or inconsistency between any provision contained in the EXIM Borrower Agreement with any provision contained in this EXIM Agreement, the more strict provision, with respect to Borrower, shall control.

6.3           Accounts Receivable.

(a)           Schedules and Documents Relating to Accounts.  Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2 of the Domestic Agreement, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein.  If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts.  In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

(b)           Disputes.  Borrower shall promptly notify Bank of all disputes or claims relating to Accounts.  Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding EXIM Advances will not exceed the lesser of the Revolving Line or the aggregate EXIM Borrowing Base.

(c)           Collection of Accounts.  Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing.  All payments on, and proceeds of, Accounts shall be deposited directly by the applicable Account Debtor into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in form and substance satisfactory to Bank in its sole discretion.  Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Bank, and Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof.

(d)           Returns.  Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank.  In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.

(e)           Verification.  Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose.

(f)            No Liability.  Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account.  Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4          EXIM Insurance.  If required by Bank, Borrower will obtain, and pay when due all premiums with respect to, and maintain uninterrupted foreign credit insurance.  In addition, if requested by Bank, Borrower will execute in favor of Bank an assignment of proceeds of any insurance policy obtained by Borrower and issued by EXIM Bank insuring against comprehensive commercial and political risk (the “EXIM Bank Policy”).  The insurance proceeds from the EXIM Bank Policy assigned or paid to Bank will be applied to the balance outstanding under this EXIM Agreement.  Borrower will immediately notify Bank and EXIM Bank in writing upon submission of any claim under the EXIM Bank Policy.

6.5          Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this EXIM Agreement.

7              NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1          Domestic Loan Documents.  Violate or otherwise fail to comply with any provisions of the Domestic Loan Documents, which provisions are incorporated into this EXIM Agreement by reference, and shall survive the termination of Domestic Agreement.

7.2          EXIM Borrower Agreement.  Violate or otherwise fail to comply with any provision of the EXIM Borrower Agreement, including, without limitation, the negative covenants set forth therein.

7.3          EXIM Guaranty.  Take any action, or permit any action to be taken, that causes or, with the passage of time, could cause, the EXIM Guaranty to cease to be in full force and effect.

8              EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this EXIM Agreement:

8.1           Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Maturity Date).  During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2           Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.7, 6.8, 6.9, 6.12 of the Domestic Agreement (incorporated herein by reference) or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this EXIM Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3           Insolvency.  (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.4           Domestic Default.  The occurrence of an Event of Default under the Domestic Loan Documents.

8.5           EXIM Guaranty.  If the EXIM Guaranty ceases for any reason to be in full force and effect, or if the EXIM Bank declares the EXIM Guaranty void or revokes any obligations under the EXIM Guaranty.

9              BANK’S RIGHTS AND REMEDIES

9.1           Rights and Remedies.  While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)           declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.3 occurs all Obligations are immediately due and payable without any action by Bank);

(b)           stop advancing money or extending credit for Borrower’s benefit under this EXIM Agreement or under any other agreement between Borrower and Bank;

(c)           demand that Borrower (i) deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit

(d)           settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(e)           make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(f)            apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(g)           ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(h)           place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(i)            demand and receive possession of Borrower’s Books; and

(j)            exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2           Power of Attorney.  Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits.  Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3           Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.4 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this EXIM Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4           Application of Payments and Proceeds.  Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this EXIM Agreement when any such allocation or application is not specified elsewhere in this EXIM Agreement.  If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5           Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6          No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this EXIM Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this EXIM Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7          Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.8          EXIM Direction. Upon the occurrence of an Event of Default, EXIM Bank shall have right to (i) direct Bank to exercise the remedies specified in Section 9.1 hereof and (ii) request that Bank accelerate the maturity of any other loans to Borrower.

9.9          EXIM Notification.  Bank has the right to immediately notify EXIM Bank in writing if it has knowledge of any of the following events:  (1) any failure to pay any amount due under this EXIM Agreement; (2) the EXIM Borrowing Base is less than the sum of the outstanding Credit Extensions; (3) any failure to pay when due any amount payable to Bank under any Loan Documents owing by Borrower to Bank; (4) the filing of an action for debtor’s relief by, against or on behalf of Borrower; or (5) any threatened or pending material litigation against Borrower, or any material dispute involving Borrower.

If Bank sends a notice to EXIM Bank, Bank has the right to send EXIM Bank a written report on the status of events covered by the notice every thirty (30) days after the date of the original notification, until Bank files a claim with EXIM Bank or the defaults have been cured (but no EXIM Advances may be required during the cure period unless EXIM Bank gives its written approval).  If directed by EXIM Bank, Bank will have the right to exercise any rights it may have against the Borrower to demand the immediate repayment of all amount outstanding under the EXIM Loan Documents.

10           NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this EXIM Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Microfluidics International Corporation
30 Ossipee Road
Newton, Massachusetts 02464
Attn: Brian LeClair, Executive Vice President and CFO
Fax:
Email:

With a copy to:	McCarter & English, LLP
265 Franklin Street
Boston, Massachusetts 02110
Attn: Jeffrey M. Stoler, Esquire
Fax:
Email:

If to Bank:	Silicon Valley Bank
One Newton Executive Park, Suite 200
2221 Washington Street
Newton, Massachusetts 02462
Attn: Michael Tramack
Fax: 617.969.5962
Email: mtramack@svb.com

With a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: Charles W. Stavros, Esquire
Fax: 617-692-3441
Email: cstavros@riemerlaw.com

11           CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Massachusetts law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided, however, that nothing in this EXIM Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this EXIM Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12           GENERAL PROVISIONS

12.1        Successors and Assigns.  This EXIM Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this EXIM Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this EXIM Agreement and the other Loan Documents.

12.2        Indemnification.  Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3        Time of Essence.  Time is of the essence for the performance of all Obligations in this EXIM Agreement.

12.4        Severability of Provisions.  Each provision of this EXIM Agreement is severable from every other provision in determining the enforceability of any provision.

12.5        Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in this EXIM Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6        Amendments in Writing; Integration.  All amendments to this EXIM Agreement must be in writing signed by both Bank and Borrower.  This EXIM Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this EXIM Agreement and the Loan Documents merge into this EXIM Agreement and the Loan Documents.

12.7        Counterparts.  This EXIM Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one EXIM Agreement.

12.8        Survival.  All covenants, representations and warranties made in this EXIM Agreement continue in full force until this EXIM Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this EXIM Agreement) have been satisfied.  The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9        Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Bank does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this EXIM Agreement.  The provisions of the immediately preceding sentence shall survive the termination of this EXIM Agreement

12.10      Right of Set Off.  Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11      Borrower Liability. Either Borrower may, acting singly, request Credit Extensions hereunder.  Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder.  Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.  Each Borrower waives any suretyship defenses available to it under the Code or any other applicable law.  Each Borrower waives any right to require Bank to: (i) proceed against any Borrower or any other Person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability hereunder.  Notwithstanding any other provision of this EXIM Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this EXIM Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this EXIM Agreement, any other Loan Document or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this EXIM Agreement or otherwise but only until such time as the Bank has been paid in full.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 12.12 shall be null and void.  If any payment is made to a Borrower in contravention of this Section 12.12, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

12.12      EXIM Borrower Agreement; Cross-Collateralization; Cross-Default; Conflicts.  Both this EXIM Agreement and the EXIM Borrower Agreement shall continue in full force and effect, and all rights and remedies under this EXIM Agreement and the EXIM Borrower Agreement are cumulative.  The term “Obligations” as used in this EXIM Agreement and in the EXIM Borrower Agreement shall include without limitation the obligation to pay when due all loans made pursuant to the EXIM Borrower Agreement (the “EXIM Loans”) and all interest thereon and the obligation to pay when due all EXIM Advances made pursuant to the terms of this EXIM Agreement and all interest thereon.  Without limiting the generality of the foregoing, the security interest granted herein covering all “Collateral” as defined in this EXIM Agreement and as defined in the EXIM Borrower Agreement shall secure all EXIM Loans and all EXIM Advances and all interest thereon, and all other Obligations.  Any Event of Default under this EXIM Agreement shall also constitute a default under the EXIM Borrower Agreement, and any default under the EXIM Borrower Agreement shall also constitute an Event of Default under this EXIM Agreement.  In the event Bank assigns its rights under this EXIM Agreement and/or under any note evidencing EXIM Loans and/or its rights under the EXIM Borrower Agreement and/or under any note evidencing EXIM Advances, to any third party, including, without limitation, the EXIM Bank, whether before or after the occurrence of any Event of Default, Bank shall have the right (but not any obligation), in its sole discretion, to allocate and apportion Collateral to the EXIM Borrower Agreement and/or note assigned and to specify the priorities of the respective security interests in such Collateral between itself and the assignee, all without notice to or consent of the Borrower.  Should any term of the EXIM Agreement conflict with any term of the EXIM Borrower Agreement, the more restrictive term in either agreement shall govern Borrower.

13           DEFINITIONS

13.1        Definitions.  Except as otherwise defined, terms that are capitalized in this EXIM Agreement shall have the meaning assigned in the Domestic Agreement.  As used in this EXIM Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the EXIM Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus (c) an amount equal to the Letter of Credit Reserve.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” is defined in the Domestic Agreement.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Credit Extension” is any EXIM Advance or any other extension of credit by Bank for Borrower’s benefit.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the Borrower’s Designated Deposit Account, as such term is defined in the Domestic Agreement.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Agreement” is defined in Section 1.1(a).

“Domestic Loan Documents” is defined in Section 1.1(a).

“Domestic Revolving Line” means the Revolving Line, as such term is defined in the Domestic Agreement.

“Effective Date” is the date Bank executes this EXIM Agreement and as indicated on the signature page hereof.

“Eligible EXIM Accounts” means Accounts arising in the ordinary course of Borrower’s business from Non-U.S. Account Debtors and that meet all Borrower’s representations and warranties in Section 5.3, conform in all respects to the EXIM Borrower Agreement, and which Bank, in its sole discretion, shall deem eligible for borrowing.  Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Bank’s good faith business judgment, the following (the “Minimum EXIM Eligibility Requirements”) are the minimum requirements for an Account to be an Eligible EXIM Account.  The Account must not:

(a) be on terms of more than net 60 days from its invoice date;

(b) be outstanding for more than 60 days past its due date as set forth in the applicable invoice (the “EXIM Eligibility Period”) unless insured through insurance provided by the EXIM Bank, in which case a period of 90 days past its due date shall apply;

(c) have credit balances over 90 days past original invoice due date;

(d) be owing from a non-U.S. Account Debtor, including its Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts owing from non-U.S. Account Debtors, for the amounts that exceed that percentage, unless Bank approves in writing;

(e) represent progress billings, or be due under a fulfillment or requirements contract with the non-U.S. Account Debtor;

(f) be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the non-U.S. Account Debtor may be conditional);

(g) be owing from a non-U.S. Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Account) but only up to the disputed amount;

(h) be owing from a non-U.S. Account Debtor which is Borrower’s Affiliate, officer, employee, or agent;

(i) be owing from a non-U.S. Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Bank, or which, fails or goes out of a material portion of its business;

(j) be owing from a non-U.S. Account Debtor affiliated with any military organization or arise from the sale or licensing of goods or provision of services related to the defense industry;

(k) be owing from a non-U.S. Account Debtor located in countries where the EXIM Bank is legally prohibited from doing business or in which EXIM Bank coverage is not available (as designated by the EXIM Bank’s most recent Country Limitation Schedule);

(l) be billed in currencies other than in U.S. Dollars, unless otherwise approved by the EXIM Bank;

(m) be backed by letters of credit that are unacceptable to Bank in its sole discretion;

(n) be backed by a letter of credit but where the goods covered have not yet been shipped or where the services covered have not yet been provided;

(o) be billed and payable outside of the United States, unless otherwise approved by the EXIM Bank;

(p) be owing from a non-U.S. Account Debtor to whom Borrower is or may be liable for goods purchased from such non-U.S. Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such non-U.S. Account Debtor);

(q) Accounts owing from a non-U.S. Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within sixty (60) days of invoice date;

(r) Accounts with respect to which an invoice has not been sent;

(s) Accounts as to which Bank does not have a valid, perfected first priority lien;

(t) Accounts for which the items giving rise to such Account have not been shipped and delivered to the non-U.S. Account Debtor or the services giving rise to such Account have not been performed by Borrower or the Account does not represent a final sale of goods or services;

(u) Accounts for which Borrower has made any agreement with the non-U.S. Account Debtor for any deduction therefrom except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(v) Accounts for which any of the items giving rise to such Accounts have been returned, rejected or repossessed;

(w) Accounts arising from items to be used in the construction, alteration, operation, or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities;

(x)  Accounts which are not Eligible Export-Related Accounts Receivable; and

(y)  Accounts not owned by the Borrower or subject to any Liens, except for Permitted Liens and the Liens granted to or in favor of Bank under this EXIM Agreement or any of the other Loan Documents.

“Eligible Export-Related Accounts Receivable” is defined in the EXIM Borrower Agreement.

“Eligible EXIM Inventory” means, at any time, the aggregate of Borrower’s Inventory, which may include raw materials, works in progress, and finished goods accompanied by a purchase order, that is intended for export and is not:

(a) subject to any Liens, except the Liens granted to or in favor of Bank under this EXIM Agreement or any of the other Loan Documents;

(b) deemed perishable, obsolete, not sellable, damaged, or defective by Bank;

(c) otherwise deemed unacceptable by Bank, in its good faith business judgment;

(d) located outside of the United States;

(e) located at an address that has not been disclosed in the Perfection Certificate or other location disclosed to Bank pursuant to this EXIM Agreement;

(f) demonstration Inventory or Inventory sold on consignment;

(g) Inventory used for defense or military purposes;

(h) proprietary software (i.e., software not intended for resale);

(i) Inventory which is returned or unfit for further processing;

(j) Inventory which is destined for shipment to non-U.S. Account Debtor in a country where the EXIM Bank is legally prohibited from doing business or in which insurance coverage provided by the EXIM Bank is not available as designated in the EXIM Bank’s most recent Country Limitation Schedule;

(k) Inventory which has been previously exported from the United States;

(l) Inventory which is to be incorporated into items whose sale would not result in an Eligible EXIM Account; and

(m) Inventory which is to be incorporated into items destined for shipment to an Account Debtor located in a country in which EXIM Bank coverage is not available as designated in the EXIM Bank’s most recent Country Limitation Schedule, unless and only to the extent that such items are to be sold to an Account Debtor located in such a country on terms of a letter of credit by a bank acceptable to the EXIM Bank.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” is defined in Section 8.

“EXIM Advance” or “EXIM Advances” means an advance (or advances) under the Revolving Line.

“EXIM Bank” means Export-Import Bank of the United States.

“EXIM Borrower Agreement” is defined in Section 2.6.

“EXIM Borrowing Base” is (a) eighty percent (80%) of Eligible EXIM Accounts plus (b) fifty percent (50%) of the value of Borrower’s Eligible Foreign Inventory (valued at the lower of cost or wholesale fair market value) (provided, however, such amount in clause (b) shall not exceed the lesser of (X) Three Hundred Fifty Thousand Dollars ($350,000) and (Y) sixty percent (60%) of the sum of clause (a) plus clause (b) plus the aggregate face amount of all outstanding Letters of Credit)), in each case as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing amounts and/or percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“EXIM Borrowing Base Certificate” is that certain certificate describing the calculation of the EXIM Borrowing Base, provided to Borrower by Bank.

“EXIM Eligibility Period” is defined in the defined term “Eligible EXIM Account.”

“EXIM Guaranty” is defined in Section 2.5.

“EXIM Loans” is defined in Section 12.13.

“EXIM Note” is a certain Promissory Note of even date executed by Borrower in connection with this EXIM Agreement.

“Export-Related Accounts Receivable” is defined in the EXIM Borrower Agreement.

“Export-Related General Intangibles” is defined in the EXIM Borrower Agreement.

“Export-Related Inventory” is defined in the EXIM Borrower Agreement.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(a).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).

“Lien” is a claim, mortgage, lien, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this EXIM Agreement, the Perfection Certificate, the Domestic Agreement, the Domestic Loan Documents, the EXIM Borrower Agreement, the EXIM Guaranty, the EXIM Note, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this EXIM Agreement, all as amended, restated, or otherwise modified.

“Minimum EXIM Eligibility Requirements” is defined in the defined term “Eligible EXIM Accounts”.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this EXIM Agreement, the Domestic Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit, cash management services, if any, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Liens” is defined in the Domestic Agreement.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the greater of (i) five percent (5.00%) or (ii) Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of EXIM Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets business or prospects of Borrower or any guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Revolving Line” is an EXIM Advance or EXIM Advances in an amount equal to One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

“Revolving Line Maturity Date” is July      , 2010.

“Subsidiary” means, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Transaction Report” is the Bank’s standard transaction reporting package that Bank shall provide to Borrower.

“Transfer” is defined in Section 7.1.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this EXIM Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the Effective Date.

BORROWER:

MICROFLUIDICS INTERNATIONAL CORPORATION

By	/s/ Brian E. LeClair
Name:	Brian E. LeClair
Title:	Exec. V.P. & CFO

MICROFLUIDICS CORPORATION

By	/s/ Brian E. LeClair
Name:	Brian E. LeClair
Title:	Exec.V.P. & CFO

BANK:

SILICON VALLEY BANK

By	/s/ Mark Sperling
Name:	Mark Sperling
Title:	Vice President

Effective Date: July 2, 2008

[EXIM Loan and Security Agreement Signature Page]

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property now owned or hereafter acquired by Borrower:

(i) all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

(ii) all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

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Annex A

BORROWER AGREEMENT

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